KBI Plant Update

SOUTHFIELD, Mich., Sept. 16, 2015 /PRNewswire/ -- Metaldyne Performance Group Inc. (NYSE: MPG) today announced that the labor agreement at its Kyklos Bearing International (KBI) plant in Sandusky, Ohio, has expired. The plant is operating under the last offer presented to the union as of September 15, 2015.

"We continue to negotiate collaboratively and in good faith with the union for a competitive labor agreement," said George Thanopoulos, CEO of MPG. "The KBI facility is operating normally to ensure our customers are fully supported. We want to compliment our union partners for working constructively with us in our effort to generate a long-term plan."

About MPG

MPG is a leading provider of highly engineered components for use in powertrain and safety-critical platforms for the global light, commercial and industrial vehicle markets. MPG produces these components using complex metal-forming manufacturing technologies and processes for a global customer base of vehicle OEMs and Tier I suppliers. MPG's metal-forming manufacturing technologies and processes include aluminum die casting, forging, iron casting and powder metal forming as well as advanced machining and assembly.

Headquartered in Southfield, Michigan, MPG has a global footprint spanning 61 locations in 13 countries across North America, South America, Europe and Asia with approximately 12,000 employees.

For more information:
Dick Pacini
The Millerschin Group
(248) 276-1970 (office)
(248) 770-6446 (cell)
dpacini@millerschingroup.com

Forward-Looking Statements

This press release contains forward-looking statements. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management's good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward–looking statements. Forward-looking statements speak only as of the date the statements are made. MPG undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to: our comments relating to growth of, or changes in, the global commercial vehicle markets; maintaining existing sales levels with our current customers and end users while attracting new ones; operating in global markets and expanding into adjacent markets while strengthening our market position in our existing markets; and financial projections.

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